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EXHIBIT 10.58


                                                                   2 December 02


Thomas J. Cooper
10174 Parkwood Dr., #8
Cupertino, CA 95014

Re:      Severance Agreement and General Release
         ---------------------------------------

Dear Tom:

         As we have discussed, your employment with New Visual Corporation (the "Company") will terminate effective December 2, 2002 (the "Separation Date"). This letter sets forth our proposed agreement concerning your separation from the Company, potential severance benefits from the Company, and your release of the Company from any obligations or claims as set forth below. In order to receive the severance benefits described in this letter, you must sign this Severance Agreement and General Release (the "Agreement") and deliver it to the Company on or before December 3, 2002. The Company may, but is not required to, permit you to accept this Agreement after that date.

         1. You hold the position of President and Chief Executive Officer of the Company and are a director of the Company. As of the Separation Date, your responsibilities as President and CEO and your employment with the Company will cease. You are, however, continuing as a director of the Company. All payments and benefits from the Company in respect of your employment with the Company will cease, except as provided in this Agreement. Except as set forth specifically in this Agreement, you will not be entitled to any other wages, accrued vacation, bonus, severance or other payments or compensation of any kind whatsoever from the Company or its subsidiaries after the Separation Date. You waive any rights to such payments or compensation under any other agreement with the Company or any of its subsidiaries, including without limitation, that certain Employment Agreement between you and the Company dated as of March 22, 2002.

         2. By December 31, 2002 the Company will provide you with a final expense reimbursement check of approximately $10,000 as well as your deferred auto reimbursement. These exact amounts will be reconciled between you and Kathleen McLaughlin by December 10, 2002.

         3. This will confirm that the Company has agreed to pay you the sum of $57,692.30 on or before March 31, 2003. These payments represent salary that you agreeed to defer from the payroll that would have been due on August 15, September 1, September 15, October 1 and October 15 of 2002. The Company will make these payments in two installments, the first of which, in the amount of $10,000.00, will be due on February 15, 2003 and the second of which, in the amount of $47,692.30, will be due on March 31, 2003. If the Company fails, in whole or in part, to make the foregoing payments as scheduled, the Company agrees to pay you interest on any past due amounts at the rate of 24% per year until such sums are paid in full. In addition, the Company agrees to allow you to retain the personal computer, cell phone and other personal business effects provided to you by the Company during your employment. The Company also agrees to continue your health and insurance benefits for up to six months. If you secure other employment or coverage within that period, you will be expected to inform us and we will then cancel your coverage.

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December 2, 2002                                                          Page 2


         4.(a) This will confirm that you purchased 32,258 shares of Company common stock from the Company on November 18, 2002 in lieu of your last two pay checks (covering the period from November 1 through November 30, 2002). These shares will be registered by the Company as part of the next registration by the Company of its common stock.

          (b) You were awarded options to purchase up to 500,000 shares of Company common stock in February 2002 in connection with your service as a consultant and board member of the Company (the "Board Options"). The terms of the Board Options, both vested and unvested, awarded to you pursuant to the Stock Option Agreement dated February 25, 2002, will be unaffected by this agreement and such Stock Option Agreement will remain in effect.

         (c) You were awarded options to purchase up to 1,500,000 shares of Company common stock in March 2002 in connection with your employment as President and Chief Executive Officer of the Company (the "CEO Options"). You agree that the Stock Option Agreement dated March 22, 2002 is hereby terminated and all unexercised CEO Options granted thereby, whether vested or unvested, are hereby canceled.

         (d) As consideration for the termination of the March 22, 2002 Option Agreement and the cancellation of the options granted thereby, the shares of common stock represented by the options described in paragraph (b) above will be registered by the Company as part of the next registration by the Company of its common stock.

         5. (a) Except for claims under the Workers' Compensation Act and the Unemployment Insurance Code, in consideration for the agreements set forth herein, you release and forever discharge, and covenant not to sue, the Company, its subsidiaries, and their respective present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all liabilities, damages, claims, demands, grievances, causes of action or suit of any kind, known or unknown, arising out of, or in any way connected with, the dealings between you and any of the above released parties to date, including without limitation the employment relationship and its termination. You also release and waive any and all legal or administrative claims arising under any express or implied contract, law (federal, state or administrative), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, as amended.

         (b) Each of the Company and its subsidiaries, in consideration for the agreements set forth herein, release and forever discharge, and covenant not to sue, you and your heirs and assigns from any and all liabilities, damages, claims, demands, grievances, causes of action or suit of any kind, known or unknown, arising out of, or in any way connected with, the dealings between you and the Company and its subsidiaries to date, including without limitation the employment relationship and its termination.


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December 2, 2002                                                          Page 3


         (c) You will continue to be indemnified pursuant to the Bylaws of the Company for actions brought against you in respect of your former employment with the Company.

         6. You acknowledge that with this document you have been advised in writing to consult with an attorney prior to executing this waiver. By executing this agreement, you acknowledge that you have read the document and have had the opportunity to receive independent legal advice with respect to executing this agreement and that you expressly waive the rights and benefits you otherwise might have under California Civil Code Section 1542, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE [COMPANY].

         7. The Company expressly denies liability of any kind to you, and nothing contained in this Agreement will be construed as an admission of any liability.

         8. As a material inducement to each of the parties entering into this Agreement, neither you nor any member of your family, on the one hand, nor the Company or any of its subsidiaries, officers and directors, on the other hand, will publicly criticize or disparage the other, or the present or former officers, directors or employees of any of them, or privately criticize or disparage any such persons in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, such persons, except as may result from a response to a court order or other legal, administrative or investigative process.

         9. (a) You recognize the proprietary interest of the Company and its subsidiaries in any of their Confidential Information (as hereinafter defined). You acknowledge and agree that you have a continuing obligation to keep confidential and not to disclose such information and that you have continuing obligations under Sections 5 (Non-Solicitation; Non-Interference), 6 (Nondisclosure of Proprietary Information) and 7 (Rights in Work Product) of your Employment Agreement, dated March 22, 2002, and that the relevant terms of that agreement will continue in full force and effect.

         (b) You acknowledge and agree that any and all Confidential Information learned by you during the course of your engagement by Employer or otherwise, whether developed by you alone or in conjunction with others or otherwise, is the property of the Company and its subsidiaries. You further acknowledge and understand that your disclosure of any Confidential Information and/or proprietary information will result in irreparable injury and damage to the Company and its subsidiaries.


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December 2, 2002                                                          Page 4


         (c) As used herein, "Confidential Information" means all confidential and proprietary information of the Company and its subsidiaries, including without limitation information derived from reports, investigations, experiments, research, drawings, designs, plans, proposals, codes, marketing and sales materials, client lists, client mailing lists, financial information, and all other concepts, ideas, materials, or information prepared for or by the Company or its subsidiaries or their respective officers, directors, employees, consultants, agents and representatives. "Confidential Information" also includes information related to the business of the Company or its subsidiaries, including facts relating to the business operations, procedures, materials, finances, technology, suppliers, and marketing or sales strategies, methods, and tactics which is not generally known in the industry, in each case other than information that is otherwise publicly available without breach by any person under an agreement or duty of confidentiality to the Company or its subsidiaries.

                  (d) You acknowledge and agree that the Company and its subsidiaries are entitled to prevent the disclosure of Confidential Information. You agree at all times to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company or its subsidiaries to further their business, and not to use, the Confidential Information without the prior written consent of the Company.

         10. As evidenced by your initials in the margin by this paragraph, you acknowledge that you are aware of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you agree to continue to follow the Company's insider trading policy (including trading only during permitted window periods) and that, while in possession of material nonpublic information with respect to the Company, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of the Company's insider trading policy or any such laws.

         11. In the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

         12. Each of the parties to this Agreement agrees to cooperate fully with the other, and to execute and deliver such other instruments, documents and agreements, and to take such other actions reasonably requested by either party to better evidence and reflect the transactions contemplated hereby and to carry into effect the interests and purposes of this Agreement.

         13. This Agreement has been executed and delivered within California, and our respective rights and obligations shall be construed and enforced in accordance with and governed by California law.

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December 2, 2002                                                          Page 5


         14. You acknowledge that this Agreement is the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements and discussions regarding its subject matter. This Agreement specifically supersedes the termination provisions of Section 4(d) through (g) of your Employment Agreement. This Agreement may be amended only by an agreement in writing.

         15. Any dispute or claim arising out of this Agreement will be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration will be held in San Diego, California and the arbitrator will apply California substantive law in all respects. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceedings. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The arbitrator shall award actual attorneys fees and costs to the prevailing party.

         15. Notwithstanding the provisions of paragraph 15, you acknowledge that any breach of paragraphs 8 and 9 of this Agreement may result in irreparable and continuing damage to the Company for which there can be no adequate remedy at law, and in the event of any such breach, the Company shall be entitled to seek immediate injunctive relief, and that the Company may seek this injunctive relief from the appropriate court of law and to this limited extent is not bound by paragraph 15. The Company's obligation to post an undertaking in support of a petition for injunction under this paragraph will be determined under the applicable law and in an amount to be determined by the court.

                         [signatures on following page]

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December 2, 2002                                                          Page 6



                                    * * * * *


                                                  Sincerely yours,

                                                  New Visual Corporation


                                                  /s/ Ray Willenberg
                                                  By: Ray Willenberg, Jr.
                                                  Its: Chairman


         I understand, acknowledge and agree to the terms and conditions, including the releases and waivers, set forth in this letter Agreement.




DATED:  2 Dec 02                                  /s/ Thomas J. Cooper
                                                  Thomas J. Cooper